NEWS From:

STEWART INFORMATION SERVICES CORPORATION

P.O. Box 2029, Houston, Texas 77252-2029

www.stewart.com

Contact: Ted C. Jones, Director-Investor Relations

(713) 625-8014	ted@stewart.com

F O R I M M E D I A T E            R E L E A S E

Stewart announces election of Robert L. Clarke to its board of directors

HOUSTON (Nov. 15, 2004) – Stewart Information Services Corp. (Stewart) (NYSE-STC) announced that Robert L. Clarke has been elected to its board of directors.

“Bob Clarke has been an excellent member of our advisory board, and we are pleased now to welcome him to the Board and the Audit Committee where we will be able to use his financial expertise to an even greater extent,” said Malcolm Morris, Stewart chairman and co-chief executive officer .

Clarke served as Comptroller of the Currency of the United States from 1985 to 1992. In March 1992, he rejoined the prominent Houston law firm, Bracewell & Patterson LLP, where he is a senior partner and is the founder of its financial services practice. Clarke has served as a Stewart advisory director since September 2003.

Clarke has extensive experience in the ownership and operation of banks, banking laws and regulations and bank supervision, both in the United States and internationally. He was appointed U.S. Comptroller of the Currency in 1985 by President Ronald Reagan, and at the end of his first term was reappointed by President George H. W. Bush.

Clarke will assume the board seat of retiring director Lloyd M. Bentsen III. Bentsen has been a Stewart director since 1995. Bentsen served the Stewart board as chairman of its Nominating/Corporate Governance Committee and as a member of its Audit Committee.

Lloyd Bentsen III, a co-founder and general partner of Triad Ventures and the AM Fund, a group of venture capital funds, has been selected to manage a new $158 million life science fund, Cogene Ventures, requiring his resignation from all non-venture capital activities.

“This new opportunity is a great recognition of the talents and skills of Mr. Bentsen and we wish him well in his new endeavor,” said Stewart Morris Jr., president and co-chief executive officer. “His guidance has been valuable to us over these past nine years and we will miss his wise counsel.”

Stewart Information Services Corp. is a technology driven, strategically competitive, real estate information and transaction management company. Stewart provides title insurance and related information services through more than 7,800 issuing locations in the United States and several international markets. Stewart meets the needs of the real estate and mortgage industries through the delivery of information services required for settlement using e-commerce. These services include title reports, flood determinations, document preparation, property reports and background checks. Stewart also supplies post-closing services to lenders, automated county clerk land records, property ownership mapping and GIS for governmental entities. Stewart provides expertise in tax-deferred exchanges. More information about Stewart can be found at http://www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart’s expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues because Stewart cannot predict the number of orders that will result in closings.

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